   As filed with the Securities and Exchange Commission on April 8, 1994,
                   Registration No. 33-___________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          PARTECH HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                        31-1166419
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                           I.D. Number)

 3366 Riverside Drive, Suite 200, Columbus, Ohio                43221
   (Address of principal executive offices)                   (Zip Code)


                             CONSULTANT CONTRACT
                            (Full title of plan)

                               Paul Weinberger
             Vice President, Controller and Assistant Treasurer
                        Partech Holdings Corporation
                       3366 Riverside Drive, Suite 200
                            Columbus, Ohio 43221
          (Name, address and telephone number of agent for service)


                                          CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED
                                                                     MAXIMUM       PROPOSED
                                                       AMOUNT       OFFERING       MAXIMUM        AMOUNT OF
           TITLE OF SECURITIES TO                      TO BE        PRICE PER     AGGREGATE      REGISTRATION
               BE REGISTERED                         REGISTERED       SHARE         PRICE            FEE
Common Stock, par value $0.05 per share (1)             100,000       $0.8125     $81,250.00       $28.02
Common Stock, par value $0.05 per share (1)              75,000       $  1.00     $75,000.00       $25.86

 Total (2).......................................................................................  $53.88

                CALCULATION OF REGISTRATION FEE - NOTES THERETO

(1) The Company is to issue options to purchase 100,000 shares for $0.8125 per share and options to purchase 75,000 shares for $1.00 per share pursuant to a compensation arrangement with a consultant. The offering price per share is calculated pursuant to Rule 457(h), utilizing the exercise price of the options hereof.

(2) Pursuant to Section 6(b) of the Securities Act of 1933 the minimum fee shall not be less than $100.00. Therefore, the Company is paying the required minimum.

     Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective, as and when options are exercised.

This registration statement, including all exhibits and attachments, consists of 22 pages.

The exhibit index is on page 5.

                                    PART II

Item 3. Incorporation of Certain Documents by Reference.

     The following documents which are filed with the Securities and Exchange Commission are incorporated herein by reference in the registration statement hereof:

  (a) The Company's latest annual report on Form 10-K, or, if the financial statements therein are more current, the Company's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

  (b) All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

  (c) The descriptions of the Company's $0.05 par value common stock which is contained in the Company's registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendment(s) thereto or reports filed for the purpose of updating such descriptions.

  (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

  Not applicable.

Item 6.  Indemnification of Officers and Directors.

  (a) Section 145 of the Delaware Code Annotated, the jurisdiction in which the Company is incorporated, provides, under certain circumstances, for the indemnification of directors or officers of a Delaware corporation for expenses in connection with the defense of any action, suit or proceeding in relation to certain matters, brought against them as such directors and officers.

  (b) Article Eighth of the Restated Certificate of Incorporation of Partech Holdings Corporation provides for Indemnification of the Partech's executive officers and directors. The Restated Certificate of Incorporation of Partech Holdings Corporation is filed herewith as
       Exhibit 3.3.

Item 7.  Exemption From Registration Claimed.

  Not applicable.

Item 8.  Exhibits.

     The exhibit index is filed on page 5 of the registration statement.

Item 9.  Undertakings.

   The undersigned Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (a) Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold when all options that have been and may be granted under the plan shall have expired or terminated, have been exercised or cancelled, or upon termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the annual report for the Partech Holdings Corporation 1989 Incentive Stock Option Plan and Partech Holdings Corporation 1989 Stock Option and Stock Appreciation Rights Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described heretofore, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling preceding, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Exchange Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, the State of Ohio, on this 7th day of April, 1994.

                                  Partech Holdings Corporation



                                  By            /s/ JOHN E. RAYL
                                     ----------------------------------------
                                     John E. Rayl, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                    TITLE                               DATE
          /s/ JOHN E. RAYL                   Chairman, Chief Executive Officer,            April 7, 1994
- ----------------------------------------     President, Treasurer, Director and
           John E. Rayl                      Principal Financial Officer


      /s/ THOMAS E. REYNOLDS                 Vice President, Secretary, Assistant          April 7, 1994
- ----------------------------------------     Treasurer and Director
        Thomas E. Reynolds


- ----------------------------------------     Director                                      April 7, 1994
       Reverend Jerry K. Rayl


     /s/ PAUL R. WEINBERGER                  Vice President, Controller and Assistant      April 7, 1994
- ----------------------------------------     Treasurer
       Paul R. Weinberger

                               INDEX TO EXHIBITS
Exhibit 3.1 Bylaws filed as Exhibit 2 to Form 10, Commission File No. 014361 filed on March 28, 1986 is incorporated herein by reference.

Exhibit 3.3    Restated Certificate of Incorporation of Partech Holdings
               Corporation dated January 25, 1994, incorporated herein by reference to Exhibit 3.3 to Form 10-Q for the fiscal quarter ended January 31, 1994, Commission File No. 014361.

Exhibit 4.1    Instruments Defining the Rights of Security Holders filed as
               Exhibit 3 to Form 10, Commission File No. 014361 filed on March
               28, 1986 is incorporated herein by reference.

Exhibit 4.2 Form of Common Share Certificate of Partech Holdings Corporation, incorporated herein by reference to Exhibit B, to Form 8-K, dated
               March 13, 1992, Commission File No. 014361.

Exhibit 10.52 Agreement to Grant Options between Partech Holdings Corporation and M.S. Farrell & Company, Inc. dated April 6, 1994, filed herewith as Exhibit 10.52.

Exhibit 10.53  Consulting Agreement between Partech Holdings Corporation and
               M.S. Farrell & Company, Inc. dated November 13, 1992, filed herewith as Exhibit 10.53.

Exhibit 20     Letter between Partech Holdings Corporation and M.S. Farrell &
               Company, Inc. dated April 6, 1994, filed herewith as Exhibit 20.

Exhibit 23.6   Consent of Hausser + Taylor filed herewith as Exhibit 23.6.